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Exhibit 99.1

RISK FACTORS

        You should carefully consider the risks described below which we believe are significant but not the only ones we face. Any of the following risks could have a material adverse effect on our business, financial condition and operating results. You should also refer to the other information contained in this report, including our financial statements and the related notes.

A Significant or Prolonged Economic Downturn Could Have a Material Adverse Effect on Our Results of Operations

        Our results of operations are affected by the level of business activity of our clients and customers whom in turn are affected by the level of economic activity in the industries and markets that they serve. A decline in the level of business activity of our clients could have a material adverse effect on our revenues and profit margin.

Our Quarterly Operating Results May Vary From Quarter to Quarter, Which May Result in Increased Volatility of Our Share Price

        We have experienced, and may in the future continue to experience, fluctuations in our quarterly operating results. These fluctuations could reduce the market price of our Common Stock. Factors that may cause our quarterly operating results to vary include, but are not limited to:

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  the business decisions of our customers regarding orders for our products;

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  increased energy costs;

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  increased raw material costs;

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  production difficulties;

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  weather-related cultivation difficulties;

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  contamination of our cultivation and production facilities;

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  the effect of weather on customer demand patterns;

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  the introduction of new products by us or our competitors;

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  changes in our pricing policies or those of our competitors;

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  seasonal trends in our customers' buying patterns

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  changes in government regulation, both domestic and foreign;

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  fluctuation in foreign currency exchange rates;

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  global economic and political conditions and related risks, including acts of terrorism; and

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  other factors beyond our control.

        A significant portion of our expense levels are relatively fixed and the timing of increases in expense levels is based in large part on our forecasts of future sales. If net sales are below expectations in any given period, the adverse impact on results of operations may be magnified by our inability to adjust expenses quickly enough to compensate for the sales shortfall.

Our Global Operations Expose Us to Complex Management, Foreign Currency, Legal, Tax and Economic Risks, Which We May Not Be Able to Adequately Address

        We conduct business in a number of countries around the world. For the year ended March 31, 2005, approximately 49% of our net sales were from sales to foreign customers. As a result, we are subject to a number of risks which include, but are not limited to:

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  the burden of complying with a wide variety of national and local laws;

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  potentially longer payment cycles for foreign sales;

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  multiple and possibly overlapping and conflicting tax laws;

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  coordinating geographically separated locations;

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  restrictions (government and otherwise) on the movement of cash;

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  the absence in some jurisdictions of effective laws to prevent our intellectual property rights;

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  changes in government regulations, both domestic and foreign;

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  global economic and political conditions and related risks, including acts of terrorism; and

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  fluctuations in foreign currency exchange rates.

Competition in Our Industry is Intense

        The nutritional products market is highly competitive. In includes international, national, regional and local producers and distributors, many of whom have greater resources than Cyanotech and many of whom offer a greater variety of products. Increased competition in our industry could result in price reductions, reduced gross profit margin or loss of market share, any of which could have a material effect on our business, results of operations and financial condition.

Our Revenues Could Be Adversely Affected By the Loss of a Significant Customer or the Failure to Collect a Large Accounts Receivable

        We have in the past derived, and may continue in the future to derive, a significant portion of our revenues from a relatively limited number of major customers. From quarter to quarter, revenues from one or more individual customers may exceed 10% of our revenues for the quarter. During the year ended March 31, 2005, sales to one customer, a European distributor of natural products, were approximately 10% of net sales. If sales to this customer or other such major customer decrease significantly, this may materially affect our results of operations. In addition, if we fail to collect large accounts receivable from such major customers, we could be subject to significant financial exposure.

If We Are Unable to Protect Our Intellectual Property Rights or if We Infringe Upon the Intellectual Property Rights of Others Our Business May Be Harmed

        Cyanotech has received five United States patents: two on aspects of our production methods and three for use of our BioAstin® products. Although we regard our proprietary technology, trade secrets, trademarks and similar intellectual property as important, we rely on a combination of trade secret, contract, patent, copyright and trademark law to establish and protect our rights in our products and technology. There can be no assurance that we will be able to protect our technology adequately or that competitors will not be able to develop similar technology independently. In addition, the laws of certain foreign countries may not protect the Company's intellectual property rights to the same extent as the laws of the United States. Litigation in the United States or abroad may be necessary to enforce our patent or other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Such litigation, even if successful, could result in substantial costs and diversion of resources and could have a material adverse effect on our business, results of operations and financial condition. Additionally, if any such claims are asserted against us, we may seek to obtain a license under the third party's intellectual property rights. There can be no assurance, however, that a license would be available on terms acceptable or favorable to us, if at all.

We May Need to Raise Additional Capital in the Future Which May Not Be Available

        At March 31, 2005, the Company's working capital was $5,102,000 with cash, cash equivalents and short-term investments totaling $3,005,000. While the Company generated cash and cash equivalents from operating activities for the year ended March 31, 2005, there can be no assurance that future efforts will continue to be successful or that the Company will have sufficient cash resources to support its future operations.

Our Insurance Liability Coverage is Limited in Certain Circumstances

        In the ordinary course of business, the Company purchases insurance coverages (e.g., property and liability coverages) to protect itself against loss of or damage to its properties and claims made by third parties and employees for property damage or personal injuries. However, the protection provided by such insurance is limited in significant respects and, in some instances, the Company has no coverage and certain of the Company's insurance has substantial "deductibles" or has limits on the maximum amounts that may be recovered. For example, if a hurricane or other uninsured catastrophic natural disaster should occur, the Company may not be able to recover all facility restoration costs and revenues lost from business interruption. In addition, the Company maintains product liability insurance in limited amounts for all of its products involving human consumption, however, broader product liability coverage is prohibitively expensive. Insurers have also introduced new exclusions or limitations of coverage for claims related to certain perils including, but not limited to, mold and terrorism. If a series of losses occurred, such as from a series of lawsuits in the ordinary course of business each of which were subject to the deductible amount, or if the maximum limit of the available insurance were substantially exceeded, the Company could incur losses in amounts that would have a material adverse effect on its result of operations and financial condition.

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  Exhibit 99.1
RISK FACTORS